Exhibit 32.1       Section 1350 Certification of the Principal Executive Officer

Exhibit 32.1
Section 1350 Certification of the Principal Executive Officer.
The undersigned, the President and Chief Executive Officer of Kensington Bankshares, Inc., (the “Company”), certifies that, to his knowledge on the date of this certification:
1.	The quarterly report of the Company for the period ended March 31, 2006 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Gerald K. Archibald
Gerald K. Archibald
July 7, 2006	President and Chief Executive Officer